EXHIBIT 23P(2)

                                 CODE OF ETHICS
                        FAIRHOLME CAPITAL MANAGEMENT, LLC

18.1      INTRODUCTION

          Fairholme Capital Management, L.L.C. ("FCM") believes in the principle that our clients' interests come first and that high ethical standards are integral to success in our business. Further, FCM has a fiduciary duty to its clients which requires individuals associated with our firm to ensure that any perceived or actual conflicts of interest are resolved in a fair and equitable manner for our clients.

          FCM recognizes its fiduciary obligations to its clients. Personal trading activities of individuals associated with investment advisory firms may create conflicts of interests with clients of these firms. In order to maintain high ethical standards, FCM has adopted this Code of Ethics. It contains provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflict in a fair and equitable manner for our clients.

          Furthermore, the nature of our business means that employees may occasionally be exposed to information that constitutes "inside information" or material, non-public information. Federal securities laws prohibit the use of such information for financial benefit. Accordingly, FCM has also adopted policies that prohibit the use of material non-public information. Section 19 of this Code of Ethics discusses and sets forth our policies regarding Insider Trading.

          While our business consists of providing investment advisory services to
          (i)   client accounts unrelated to employees of FCM,
          (ii)  client accounts related to employees of FCM, and
          (iii) client accounts as to which employees may have a beneficial interest,

          we are committed to the principle that all clients will be treated fairly and equitably and that employees and principals of FCM will not benefit in any way at the expense of any client.

          Clients of FCM receive investment advice which, while comporting with the firms overall views, is tailored to the financial situation of each customer as determined by periodic consultations with that customer. Each client account managed by FCM has a portfolio manager who makes investment decisions and recommendations based on the specific investment objectives of the client. All portfolio managers of FCM must ensure that neither conflict of interests nor appearances of impropriety exist due to a relationship to any particular client. Further, the portfolio managers must ensure that any personal trading and investment activities do not create a conflict or the appearance of a conflict with client accounts.

          Adherence to the Code of Ethics and the related restrictions on personal investing are basic conditions of employment by FCM. If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer before executing any questionable transaction.

18.2      DEFINITIONS

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          18.2.1  BENEFICIAL  OWNERSHIP  includes  ownership  by any person who,
          directly   or   indirectly,   through   any   contract,   arrangement,
          understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of a fee.

          18.2.2 COVERED PERSON means any director, officer, or employee of FCM, as outlined in Rules Under The Investment Advisers Act of 1940 Rule 204-2(a)(12) "advisory representative" and any person who resides in the same household or is supported by any owners or officers of FCM.

          18.2.3 PERSONAL ACCOUNT means any account in which a Covered Person has 25% or greater Beneficial Ownership

          18.2.4 CLIENT ACCOUNT means any account managed by a portfolio manager of FCM which is not an account of a Covered Person.

          18.2.5 CLIENT RESTRICTED ACCOUNT means any account managed by a portfolio manager of FCM wherein a client has restricted account activity for any reason.

          18.2.6 CLIENT DIRECTED ORDER means any purchase or sale whose implementation will be effected based on instructions received from a client.

          18.2.7 SHORT SALE means the sale of security that the seller does not own.

          18.2.8 SECURITY shall include any warrant for, option in, or security immediately convertible into that Security except that it shall not include

               i)   Direct obligations of the Government of the United States,
               ii)  High quality short-term debt instruments,  including but not
                    limited  to  bankers'  acceptances,   bank  certificates  of
                    deposit, commercial paper and repurchase agreements; and
               iii) Shares of registered open-end investment companies.

          18.2.9 A SECURITY HELD OR TO BE ACQUIRED means any security which, within the most recent 15 calendar days, (i) is or has been held by Client Accounts; or (ii) is being or has been considered by FCM for purchase by any Client Accounts including but not limited to the Fairholme Fund.

          18.2.10 A SECURITY IS BEING CONSIDERED FOR PURCHASE OR SALE from the time an order is given by or on behalf of FCM to the order room of the executing broker until all orders with respect to that security are completed or withdrawn.

          18.2.11 COVERED SECURITY means all stock, debt obligations and other instruments comprising the investments of FCM's Client Accounts including but not limited to the Fairholme Fund.

18.3      APPLICABILITY OF CODE OF ETHICS

          18.3.1 COVERED PERSONS accounts also include any account maintained by or for:

               1) A covered Person's spouse (other than a legally separated or divorced spouse of the covered Person) and minor children;

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               2)   Any person who lives in the Covered Person's  household and, any  accounts  whose  purchases,  sales,  or  other  trading
                    activities   the  Covered   Person   exercises   control  or
                    investment discretion;

               3)   Any person to or for whom the Covered Person

               a)   provides primary financial support and
               b)   either
                    i)   whose financial affairs the Covered Person controls or
                    ii) the Covered Person provides discretionary advisory services.

               4) Any trust or other arrangement which names the Covered Person as a beneficiary or remainderman; and

               5) Any partnership, corporation, or other entity of which the Covered Person is a director, officer or partner or in which the Covered Person has a 25% or greater beneficial ownership.

A comprehensive list of all Covered Persons and Personal Accounts will be maintained by our Compliance Officer.


          18.3.2 PERSONAL ACCOUNTS OF OTHER COVERED PERSONS. A Personal Account of a Covered Person that is managed by another Covered Person is considered to be a Personal Account only of the covered Person who has a beneficial ownership in the Personal Account.

18.4      RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

          18.4.1 GENERAL. It is the responsibility of each Covered Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal Account securities transactions may be effected only in accordance with the provisions of this Section.

          18.4.2 TRADING ON THE SAME DAY AS CLIENTS. In the event that any employee of FCM trades a security for his own account that is being traded on the same day for a Client Account pursuant to FCM's discretionary authority, all such trades shall be aggregated with any trades in such security for Client Account(s).

         All such aggregated trades, including those for the accounts of clients and employees shall receive an average price. A client that has restricted or directed his activity by the client agreement or by any other means in a manner that precludes his trade from being aggregated may or may not receive the average price.

          18.4.3 SHORT SALES. A Covered Person shall not engage in any short sale of a security if, at the time of the transaction, any Client Account managed by the Covered Person has a long position in such security.

               1)   The  sale of any  warrant  or  equity  option  shall  not be
                    considered   a  Short  Sale  and  is  not   subject  to  the
                    restriction stated above.

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               2)   The sale of a security as a leg of an arbitrage shall not be
                    considered   a  Short  Sale  and  is  not   subject  to  the
                    restriction stated above.

          18.4.4 PRECLEARANCE A Covered Person may not effect a Personal Account transaction in a security held by or to be acquired for Client Accounts unless these transactions have been "precleared" by FCM's Compliance Officer, or are effected as outlined above in 18.4.2.
               Factors Considered in Clearance of Personal Transactions

               1) Whether the amount of shares or nature of the transaction, is likely to affect the price or market for the Security.

               2) Whether the Covered Person making the proposed purchase or sale is likely to benefit from purchases or sales in the same or similar security being made or being considered for FCM clients

          18.4.4 EXEMPT TRANSACTIONS Neither the prohibitions nor the reporting requirements of this Code of Ethics apply to:

               1) Purchases, sales or other acquisitions or dispositions of Securities for an account over which the person has no direct influence or control and does not exercise indirect influence or control;

               2)   Purchases   which   are  part  of  an   automatic   dividend
                    reinvestment plan;

               3) Purchases or other acquisitions or dispositions resulting from the exercise of rights acquired from an issuer as part of a pro rata distribution to all holders of a class of securities of such issuer and the sale of such rights;

               4) TRANSACTIONS OF FAIRHOLME PARTNERS LP AND FOOTHOLD PARTNERS LP. FCM serves as General Partner of Fairholme Partners LP and act as the investment advisor to Foothold Fund LP. It is the responsibility of FCM to ensure that the Short Sales and Short-Term positions, and/or arbitrage activity including derivatives such as, warrants for, or option to buy or sell any Security that is held by Fairholme Capital Management's Client Accounts, including but not limited to the Fairholme Fund, are conducted in a manner that is least likely to affect the price or market for the Security. To meet this responsibility FCM's Compliance Officer will regularly review all Fairholme Partners and Foothold Partners transactions.

18.5      PROHIBITED TRANSACTIONS

          18.5.1 BLACKOUT PERIODS A Covered Person may not effect a personal securities transaction in a security held or to be acquired by FCM on behalf of Advisory Clients, including but not limited to the Fairholme Fund unless such person:
          1) executes such transactions on the Same Day as Clients as outlined under paragraph 18.4.2 of this document
          2) obtains preclearance from the FCM Compliance officer as outlined under paragraph 18.4.4 of this document.

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          FCM retains the right to require the  cancellation  of any transaction violating the above policies. Such violations constitute grounds for sanctions as outlined under paragraph 18.8.3 of this document.

          18.5.2 INITIAL PUBLIC OFFERINGS A Covered Person may not acquire any security in an initial public offering without the written clearance of such transaction by the FCM Compliance Officer.

          18.5.3 PRIVATE PLACEMENTS A Covered Person may not acquire any security in a private placement, without the written clearance of such transaction by the FCM Compliance Officer.

          18.5.4.GIFTS A Covered Person may not receive any gift or other thing of more than de minimus value( $150.00) from any person or entity that does business with or on behalf of FCM.

          18.5.3 SERVICE ON BOARDS. A Covered Person shall not serve on any board of directors of any publicly traded company without prior written authorization from the Managing Member of FCM. Authorization will be based upon a determination that the board service would not be inconsistent with the interest of any client. This restriction does not apply to service on the board of any not-for-profit corporation or organization.

18.6      REPORTING

          18.6.1 DUPLICATE COPIES OF BROKER'S CONFIRMATIONS AND ACCOUNT STATEMENTS. All Covered Persons are required to direct their brokers or custodians or any persons managing the Covered Person'spersonal account to supply the Compliance Officer with (i) duplicate copies of trade confirmations ("Broker's Confirmations") within five days after the Covered Person's transaction and (ii) the Covered Person's monthly and quarterly brokerage statements. A Covered Person shall not be required to submit Broker's Confirmations or periodic statements for any transaction in a Personal Account over which the Covered Person has no direct or indirect influence or control. The transactions reported on the Broker's Confirmations will be reviewed and compared against client transactions and pre-clearances. The brokerage records allow FCM to ensure the effectiveness of its compliance efforts. Each Covered Person has an affirmative obligation to notify the Compliance Officer promptly if the Covered Person opens any new account with a broker or custodian or moves an existing account to a different broker or custodian.

          18.6.2 DISCLOSURE OF SECURITIES HOLDINGS AND BUSINESS ACTIVITIES. All Covered Persons shall, upon commencement of employment with FCM, submit a statement to the Compliance Officer listing all of the (i) securities in which the Covered Person has any beneficial ownership,
          (ii) business activities in which the Covered Person has a significant role and (iii) the names of any brokerage firms where the Covered Person maintains a personal account.

18.7      RECORDKEEPING

          18.7.1.QUARTERLY TRANSACTION REPORTS Not later than ten (10) days after the end of each calendar quarter, the Compliance Officer must be in possession of the following information

          A-With respect to any personal transaction during the previous calendar quarter in a Covered Security in which each Covered Person had any direct or indirect Beneficial Ownership:

               1. The date of the transaction, the title, the number of shares and the Principal amount of each covered security involved

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               2.   The nature of the transaction (I.e.,  purchase,  sale or any other type of acquisition or disposition);
               3. The price of the Covered Security at which the transaction was effected
               4. The name of the broker, through which the transaction was effected; and

          B-With respect to any account established by the Covered Person in which any securities were held during the previous quarter for the direct or indirect benefit of the Covered Person:

               1. The name of the broker, through which the transaction was effected;
               2.   The date the account was established;
               3.   The date that the report is submitted by the Covered Person

          18.7.2 ANNUAL HOLDING REPORTS
          The Compliance Officer shall keep in an easily accessible place for at least five years The following information(which must be current as of a date no more than 30 days before the report is submitted):

               1.   The  title,  number of shares and  principal  amount of each
                    Covered  Security in which the Covered Person had any direct or indirect beneficial ownership;
               2    The  name  of  any  broker  with  whom  the  Covered  Person maintains  an account in which any  securities  are held for the direct or indirect benefit of the Covered Person;
               3    The date that the report is submitted by the Covered Person.

18.8.     OVERSIGHT OF CODE OF ETHICS

          18.8.1 ACKNOWLEDGMENT. All Covered Persons are required to sign and acknowledge annually their familiarity with the provisions of this Code of Ethics by signing the form of acknowledgment. See Section
          19.4. In addition, any situation which may involve a conflict of interest or other possible violation of this Code of Ethics must be promptly reported to the Compliance Officer who must report to the Managing Member of FCM.

          18.8.2 REVIEW OF TRANSACTIONS. Each Covered Person's transactions in his/her Personal Account will be reviewed on a regular basis and compared to transactions entered into by FCM for clients. Any transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the Compliance Officer who must report to Managing Member of FCM.

          18.8.3 SANCTIONS. The Compliance officer, and Managing Member of FCM, with advice of legal counsel, at their discretion, shall consider reports made to him and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as he deems appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment with FCM, or criminal or civil penalties.

          18.8.4 AUTHORITY TO EXEMPT TRANSACTIONS. The Compliance Officer shall prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

18.9      CONFIDENTIALITY

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          All reports of securities transactions and any other information filed pursuant to this Code of Ethics shall be treated as confidential to the extent permitted by law.

                                   SECTION 19

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INSIDER TRADING

19.1      POLICY STATEMENT

     19.1.1 Introduction

          Fairholme Capital Management, L.L.C. seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by investors in accounts managed by Fairholme Capital Management, L.L.C. is something we should value and endeavor to protect. To further that goal, this Policy
          Statement implements procedures to deter the misuse of material, nonpublic information in securities transactions. FCM is required to have these procedures in writing as mandated by Sec 204A of The Advisers Act.

          Trading securities while in possession of material, nonpublic information or improperly communicating that information to others may expose you to stringent penalties. Criminal sanctions may include a fine of up to $3,000,000 and/or ten years imprisonment. The Securities and Exchange Commission can recover the profits gained or losses avoided through the violative trading, impose a penalty of up to three times the illicit windfall and issue an order permanently barring you from the securities industry. Finally, you may be sued by investors seeking to recover damages for insider trading violations.

          Regardless of whether a government inquiry occurs, Fairholme Capital Management, L.L.C. views seriously any violation of this Policy
          Statement. Such violations constitute grounds for disciplinary sanctions, including dismissal.

     19.1.2 Scope of the Policy Statement

          This Policy Statement is drafted broadly; it will be applied and interpreted in a similar manner. This Policy Statement applies to securities trading and information handling by directors, officers and employees of Fairholme Capital Management, L.L.C. including family members, and extends to activities within and outside their duties at Fairholme Capital Management, L.L.C.

          The law of insider trading is unsettled; any individual legitimately may be uncertain about the application of the Policy Statement in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. You should direct any questions relating to the Policy Statement to the Compliance Officer. You also must notify the Compliance Officer immediately if you have any reason to believe that a violation of the Policy Statement has occurred or is about to occur.

     19.1.3 Policy Statement on Insider Trading

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          Fairholme Capital Management,  L.L.C. forbids any officer, director or employee from trading, either personally or on behalf of others, including accounts managed by Fairholme Capital Management, L.L.C., on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." Every officer, director and employee must read and retain this policy statement. Any questions regarding Fairholme Capital Management, L.L.C.'s policy and procedures should be referred to the Compliance Officer.

          The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

          While the law concerning insider trading is not static, it is generally understood that the law prohibits:

               a) trading by an insider, while in possession of material nonpublic information, or
               b) trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or
               c)   communicating material nonpublic information to others.

          The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions you should consult the Compliance Officer.

          1.   Who is an Insider?
          The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, Fairholme Capital Management, L.L.C. may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

          2.   What is Material Information?
          Trading on insider information is not a basis for liability unless the information is material. Information is "material" when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in

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          previously   released  earnings   estimates,   significant  merger  or
          acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

          Material information does not have to relate to a company's business, but may also relate to the market for a company's securities. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

          No simple "bright line" test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the Compliance Officer.

          3.   Contacts with Public Companies.
          For Fairholme Capital Management, L.L.C., contacts with public companies represent an important part of our research efforts. Fairholme Capital Management, L.L.C. may make investment decisions on the basis of the firm's conclusions formed through such contacts and analysis of publicly-available information. Difficult legal issues arise, however, when, in the course of these contacts, a Fairholme Capital Management, L.L.C. employee or other person subject to this Policy Statement becomes aware of material, nonpublic information. This could happen, for example, if a company's Chief Financial Officer prematurely discloses quarterly results to an analyst or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situation, Fairholme Capital Management, L.L.C. must make a judgment as to its further conduct. To protect yourself, our clients and the firm, you should contact the Compliance Officer immediately if you believe that you may have received material, nonpublic information.

          4.   Tender Offers.
          Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in possession of material, nonpublic information regarding a tender offer received from the tender offer, the target company or anyone acting on behalf of either. Fairholme Capital Management, L.L.C. employees and others subject to this Policy Statement should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

          5.   What is Nonpublic Information?
          Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters
          Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

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          6.   Bases for Liability
          i)   Fiduciary Duty Theory
          In 1980, the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or refrain from trading. Chiarella v. U.S., 445 U.S. 22 (1980).

          In Dirks v. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty to the company's shareholders as "tippees" if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company's shareholders.

          However, in the "tippee" situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into futures earnings, or even evidence of a relationship that suggests a quid pro quo.

          ii)  Misappropriation Theory
          Another basis for insider trading liability is the "misappropriation" theory, where liability is established when trading occurs on material nonpublic information that was stolen or misappropriated from any other person. In U.S. v. Carpenter, supra, the Court found, in 1987, a columnist defrauded The Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

          7.   Penalties for Insider Trading
          Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

          o    civil injunctions
          o    treble damages
          o    disgorgement of profits
          o    jail sentences
          o fines for the person who committed the violation of up to three times the profit gains or loss avoided, whether or not the person actually benefitted, and
          o fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gains or loss avoided.

          In addition, any violation of this policy statement can be expected to result in serious sanctions by Fairholme Capital Management, L.L.C., including dismissal of the persons involved.

19.2 PROCEDURES TO IMPLEMENT FAIRHOLME CAPITAL MANAGEMENT, L.L.C.'S POLICY AGAINST INSIDER TRADING

          The following procedures have been established to aid the officers, directors and employees of Fairholme Capital Management, L.L.C. in avoiding insider trading, and to aid Fairholme Capital Management, L.L.C. in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of Fairholme Capital
          Management, L.L.C. must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should consult the Compliance Officer.

          19.2.1 Identifying Insider Information

          Before trading for yourself or others, including accounts managed by Fairholme Capital Management, L.L.C., in the securities of a company about which you may have potential inside information, ask yourself the following questions:

               i. Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially effect the market price of the securities if generally disclosed?

               ii. Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace via CNN, Bloomberg, Reuters, The Wall Street Journal or other public information media provider?

          If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

               i. Report the matter immediately to the Compliance Officer , and if he is unavailable to the Managing Member.

               ii. Do not purchase or sell the securities on behalf of yourself or others, including accounts managed by Fairholme Capital Management, L.L.C.

               iii. Do  not  communicate  the  information   inside  or  outside
                    Fairholme Capital Management, L.L.C., other than to the Compliance Officer or Managing Member.

               iv. After the Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

19.3      SUPERVISORY PROCEDURES

          The role of Fairholme's Compliance Officer is critical to the implementation and maintenance of Fairholme's policy and procedures against insider trading. Supervisory Procedures can be divided into two classifications--prevention of insider trading and detection of insider trading.

         19.3.1   Prevention of Insider Trading

               To prevent insider trading, Fairholme will:

               i. distribute and review Fairholme's Insider Trading policy and procedures and Code of Ethics with new employees and annually recertify each FCM director, officer and employee.
               ii.  answer questions regarding Fairholme's policy and procedures
               iii. resolve  issues  of  whether  information   received  by  an
                    officer, director or employee of Fairholme is material and nonpublic
               iv. review on a regular basis, at least annually, and update as necessary Fairholme's policy and procedures
               v. when it has been determined that an officer, director or employee of Fairholme has material nonpublic information

                    1. implement measures to prevent dissemination of such information, and
                    2. restrict officers, directors and employees from trading the securities for anyone.

     19.3.2 Detection of Insider Trading

          To detect insider trading, Fairholme will:

               i. monitor trading activities of Fairholme employees through review of duplicates of confirmations and customer statements provided by any NASD Member broker-dealer with whom the employee has an account.
               ii. coordinate the review of such reports with other appropriate officers, directors or employees of Fairholme.
               iii. promptly  investigate all reports of any possible violations of Fairholme's Policy and Procedures to Detect and Prevent Insider Trading.
               iv. Investigate any circumstances about possible receipt, trading or other use of inside information.

     19.3.3 Special Reports

          Promptly, upon learning of a potential violation of Fairholme's Policy and Procedures to Detect and Prevent Insider Trading, the Compliance Officer will prepare a written report providing full details and recommendations for further action which will include any or all of the following:

               i.   the name of particular securities involved, if any,
               ii. the date(s) the Compliance Officer learned of the potential violation and began investigating,
               iii. the accounts and individuals involved,
               iv.  actions taken as a result of the investigation, if any, and
               v.   recommendations for further action.

     19.3.4 Annual Reports

          On an annual basis, Fairholme will meet to re-evaluate the current policies and procedures in place and obtain an annual employee certification as to each employee's compliance.

19.4      CODE OF ETHICS AND INSIDER TRADING POLICY & PROCEDURES ACKNOWLEDGMENT

          I hereby acknowledge receipt of both Fairholme Capital Management's Code of Ethics and Insider Trading Policy. I certify that I have read, understand and agree to abide by both policies. I hereby represent that all my personal securities transactions will be effected in compliance with the firm's policies.

          I also confirm that I have instructed all brokerage firms where I maintain an account to supply duplicate copies of my trade confirmations and monthly and quarterly brokerage account statements to the Compliance Officer at Fairholme Capital Management.

          I hereby certify that I have never been found civilly liable for nor criminally guilty of insider trading and that no legal proceedings alleging that I have violated the law on insider trading are now pending or, to my knowledge, threatened by any person or authority.


Date:
      --------------------------        ------------------------------
                                        (Signature)

                                        ------------------------------
                                        (Print Name)

                                   SECTION 20

--------------------------------------------------------------------------------

                             TRADE ALLOCATION POLICY

20.1      GENERAL STATEMENT OF POLICY

          An investment adviser has a duty to act in the best interests of its clients, to treat all clients fairly, and to not advantage one client over another. Fairholme Capital Management, L.L.C. considers these fiduciary duties when deciding which client accounts will participate in an order. This trade allocation policy applies to aggregated orders. The overall goal of this policy is to treat each account fairly, consistent with fiduciary principles, while complying with applicable portfolio/account and regulatory restrictions. If an order subject to this policy is executed over the course of more than one trading day, the policy shall apply as if the order were entered anew at the beginning of each trading day.

20.2      ALLOCATION OF AGGREGATED ORDERS

          The following policy and procedures apply when orders for the same security are aggregated.

          20.2.1 Procedures

          a) Allocation of securities among clients will be done either beforehand or promptly after the transaction, to insure equal treatment of all participants. Each participating client would receive the aggregated average share price for the transactions in that security on any given day.

          b) All partial fills will be allocated by the Pro Rata method unless the order ticket indicates a different method from one of the pre-approved allocation methods listed below. Any other method must be approved by the firm's compliance officer, in writing, prior to implementation of the trade.

          c) Allocations will be communicated to the executing broker before the close of business on Trade date.

          Pre-Approved Partial Fill Allocation Methods
          --------------------------------------------

          a) PRO RATA - All securities purchased or sold are allocated to all of the accounts included in the order pro rata based upon the amount of securities that each account had intended to purchase or sell rounded to the nearest "round" lot.

          b) HIGH CASH - All securities purchased or sold are allocated to those accounts with the highest amounts of cash available for investment, as a percentage of the account's assets (or greatest position as a percentage of assets, if a sale). The account with the highest percentage of cash will receive a full position, and then the account with the next highest percentage of cash will receive a full position, and so on, until the entire order has been allocated.

          c) ROTATION - All accounts of a similar type are placed on a list, and a partially filled order is allocated starting from the top of the list. On the next order for a different security, the order is filled beginning with the first account that did not receive a full position of the first security. This method may be most appropriate for municipal securities and other types of debt securities.

          d) RANDOM/FULL POSITION - The securities are randomly allocated to certain accounts so that as many accounts as possible will receive a full allocation. This may be accomplished either by a computer program that randomly selects which accounts to fill, or by a decision to start at a certain location in the list of accounts, and to begin filling at that point. If this method of partial fill allocation is used, the trade ticket must indicate on which part of the list (identified by page number, part, section, etc.) the allocation will begin, or whether the computer will be randomly selecting the accounts. (Additionally, to add to the randomness of this allocation method, the location of where to begin filling orders should change with each order.)

          e) PREDETERMINED VARIABLE FACTORS - In some cases, it may be appropriate for certain variable factors to be considered when determining which accounts will be allocated securities in a partial fill. (For example, in municipal securities, the order may be state-specific accounts, high cash balances, average duration, etc.) A listing of the factors that will be considered and the order in which they will be considered should be written on the trade ticket prior to the trade. (Any such instructions must be pre-approved by the Compliance Officer.) The actual partial allocation must conform to these factors and be approved by the Compliance Officer.

     20.2.2 Exceptions

          Aggregated orders generally may not be allocated on a basis other than the original allocation. In unusual situations, exceptions may be granted, but only if the following conditions are satisfied:

i. Before the start of the next trading day, the Portfolio Manager who placed an order:

     o Submits a statement showing the alternative formula for allocating the orders and explains the reasons for the re-allocation1, and
     o    Obtains written approval of the statement by the compliance officer.2

     20.2.3 Pricing

     o Orders that are aggregated shall be assigned utilizing the average price obtained.

          20.2.4 Books and Records

     o The books and records of Fairholme Capital Management, L.L.C. must separately reflect, for each client account the orders of which are aggregated, the securities held by, and bought and sold for, the account.

     o All written allocation formulas and written explanations of deviations from the formulas must be maintained for not less than five years, the first two years on the premises.

20.3      SPECIAL CIRCUMSTANCES

     20.3.1 Aggregating Client-Directed Brokerage Orders

     o Fairholme has a duty to obtain best execution for each client in an aggregated order. Orders that are not client-directed or client-restricted may be aggregated with client-directed orders only if all participating clients receive best execution. If aggregating orders, the Portfolio Manager should be able to demonstrate that he or she has not disadvantaged one client in order to fund a rebate for another.

     20.3.2 Aggregating Unaffiliated Orders With Advisory Personnel Orders

     o As a general rule, if Mr. Berkowitz or any employee of Fairholme trades a security for his own account that is being traded on the same day for the account of a client of the applicant, such trades shall be aggregated with any trades in such security for client account(s) unless the client has restricted or directed his activity by the client agreement, or by any other means on that day, with all trades obtaining an average price for the aggregated order(s).
--------
1 For example, a partially filled order may not be allocated on a pro rata basis if the position size is too small for a large account, or in order to maintain round lots of debt securities.

2 Note that compliance officer approval must be received prior to the beginning of the next trading day.

     20.3.3 Trading Procedures for Options and leaps

     o All employee option and leap orders can only be entered after customer stock orders on the same security have been filled on any given day.

                                   SECTION 21

--------------------------------------------------------------------------------

TRADING ERRORS

21   Correcting Trading Errors

     In the course of managing accounts, it is almost unavoidable that from time to time trading errors will occur. In an attempt to define what constitutes the most likely trading errors, Fairholme has identified the following situations:

     o Purchasing securities not legally permitted for an account, or not within an account's investment guidelines
     o    Purchasing or selling the wrong securities for an account
     o    Purchasing or selling securities for the wrong account
     o    Failing to purchase or sell  securities  as intended  for a particular
          Account

     Fairholme is aware of its responsibility in managing customer accounts and if, or when, errors occur as indicated above Fairholme will compensate the account if a loss has occurred. Fairholme will instruct the applicable custodian to reverse the error and place the trade in Fairholme's Errors and Omissions account.